Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
LGI HOMES, INC.
LGI Homes, Inc., a Delaware corporation (the “Corporation”), certifies as follows:
1.The heading of Article X of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
ARTICLE X
LIABILITY OF DIRECTORS AND OFFICERS
2.Section 10.01 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
Section 10.01 Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation, as applicable; provided, however, that this Section 10.01 shall not eliminate or limit the liability of (a) a director or officer for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, (d) a director or officer for any transactions from which such director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended after the approval by the stockholders of this Section 10.01 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended.
3.Section 10.05 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
Section 10.05 Applicability. Neither the amendment, repeal or elimination of this Article X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall affect the application of this Article X in respect of any acts or omissions of a director or officer occurring prior to such amendment, repeal, elimination, adoption or modification.

Any vested rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the affected director or officer.
4.The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.
LGI HOMES, INC.

By:	/s/ Scott J. Garber
Name:	Scott J. Garber
Title:	General Counsel and Corporate Secretary

Date:	April 28, 2023

Signature Page to Certificate of Amendment of Certificate of Incorporation of
LGI Homes, Inc.